Exhibit 99.1

VAALCO Energy Updates Gabon Activity and Status of New Ventures

HOUSTON, Jan. 11 /PRNewswire-FirstCall/ -- VAALCO Energy, Inc. (Amex: EGY),

VAALCO Extends Etame Block and Enters into New Crude Oil Sales Agreement

VAALCO Energy, Inc. (the “Company”) announced that it has reached an agreement with the Government of Gabon for a five-year extension of the Etame Marine Permit. The extension, which will go into effect July 2006, is divided into a three-year first term and an optional two-year second term. An exploration well is required during each term.

Separately, the Company also announced that it will now sell its Etame crude oil to Trafigura Beheer B.V. Trafigura was the high bidder for the contract which is based on Rabi Light. At current market prices, the Company would expect to receive a price of approximately Dated Brent less $1.25. This represents a significant improvement over the beginning of 2004, when due to weakness in the Rabi price, the Company was receiving Dated Brent less approximately $5.00. The first lifting under the new contract of approximately 720,000 barrels is ongoing.

VAALCO Opens Aberdeen Office

To support future drilling activity and planned exploration activity in the U.K. sector of the North Sea, VAALCO has opened an office in Aberdeen, Scotland. The company plans to enter into two partnerships to perform studies of the blocks upcoming in the 24th Licensing round expected to occur in June 2006. One will focus on the Central North Sea area, and one will be focused on the Southern Gas Basin and Fallow Discoveries. The Company has budgeted approximately $2.0 million to support these North Sea Activities in 2006.

VAALCO Pre-Qualified by Sonangol as Operator for Angolan Licensing Round

In another new venture area, VAALCO has successfully qualified as an Operator for bidding in the upcoming Angolan Licensing Round. Seven blocks are up for bid, with three of them being shallow water blocks of interest to the Company. VAALCO was one of twenty-nine companies qualified and one of only a handful of independents successfully able to qualify. Bids are due March 31, 2006.

Mr. Robert Gerry stated, “We have begun the diversification process for VAALCO as promised. The award of the Mutamba Iroru block in Gabon has strengthened our position within Gabon where our core assets lie. The Avouma platform is expected to be fully constructed by April 2006, with installation in Gabon over the summer. We still anticipate first production from Avouma in the fourth quarter of 2006. We are analyzing the seismic data obtained over Ebouri with hopes to file a development plan with the government in the near future. The opening of an office in Aberdeen commences our North Sea initiative and we continue to pursue other potential projects in West Africa through such activities as the Angolan bid round and discussions with other operators.”

This press release includes “forward-looking statements” as defined by the U.S. securities laws. Forward-looking statements are those concerning VAALCO’s plans, expectations, and objectives for future drilling, completion and other operations and activities. All statements included in this press release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include future production rates, completion and production timetables and costs to complete well. These statements are based on assumptions made by VAALCO based on its experience perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control. These risks include, but are not limited to, inflation, lack of availability goods, services and capital, environmental risks, drilling risks, foreign operational risks and regulatory changes. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. These risks are further described in VAALCO’s annual report on form 10K/SB for the year ended December 31, 2004 and other reports filed with the SEC which can be reviewed at http://www.sec.gov , or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 309, Houston, Texas 77027, (713) 623-0801.

SOURCE  VAALCO Energy, Inc.
          -0-                                                            01/11/2006
          /CONTACT:  W. Russell Scheirman of VAALCO Energy, Inc., +1-713-623-0801/
          /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20050215/VAALCOLOGO
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